Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Lizhi Inc. of our reports (1) dated August 6, 2019 relating to the consolidated financial statements of Lizhi Inc. and its subsidiaries as of December 31, 2018 and 2017 and for the two years ended December 31, 2018, and (2) dated January 8, 2020 relating to the consolidated financial statements of Lizhi Inc. and its subsidiaries as of September 30, 2019 and for the nine months ended September 30, 2019, which appear in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Zhong Tian LLP

PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
January 8, 2020